CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): September 29, 2010

Radient Pharmaceuticals Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
(Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation.

In September 2008, we held a closing pursuant to which we issued convertible promissory notes; the note holders were also entitled to receive warrants to purchase shares of our common stock upon conversion of the Notes.  As of the date of this Report, $217,268  principal of notes are outstanding.  Although the Notes matured on September 15, 2010, the cure period pursuant to the Notes required us to pay by September 29, 2010 to avoid a default.  We did not pay by such time, and failure to do so constitutes a default under the Notes, pursuant to which the note holders can declare the full amount of the Notes immediately due and payable.  Based on our current need for additional financing, our management believes it is prudent to reserve as much cash as possible for our operations.  Therefore, we submitted a letter agreement, a form of which is attached as an exhibit hereto, to the note holders to waive the default and extend the maturity date to November 15, 2010. In exchange for waiving the default and extending the maturity date to November 15, 2010, we shall increase the principal balance of the Note outstanding on September 14, 2010 by 25% (the “25% Increase”) and increase the interest rate of the Notes from 10% per annum to 18%, which rate shall apply to the interest due from September 15, 2010 until the Note is converted.  Additionally, note holders shall remain entitled to the Bonus Interest provided for in the original Notes (an amount equal to 50% of the outstanding principal of the Note), which we shall calculate as a one time fee applied to the principal balance of the Notes outstanding on September 14, 2010.  The amount of the 25% Increase and Bonus Interest shall be combined and such total shall be directly applied to the principal amount of the Notes outstanding on September 14, 2010.  Finally, we shall adjust the conversion price of the Notes to equal 80% of the VWAP for the 5 trading days immediately preceding the date we receive the NYSE Amex Listing Approval, provided however, that in no event shall the Conversion Price be less than $0.28 per share (under the terms of the Note, the conversion price could not be less than $1.20 per share).  Since we are a NYSE Amex listed company, we are required to obtain stockholder approval in connection with any transaction, other than a public offering, that involves the issuance of common stock, warrants to purchase shares of common stock or other securities convertible or exercisable into shares of common stock, at a price below the greater of our book value or market value at the time of issuance, that equals an aggregate of more than 19.99% of our then-outstanding common stock.  Notwithstanding shareholder approval, we are also required to submit an additional listing application with the NYSE Amex to obtain their approval to issue and list any of the shares of common stock contemplated hereby before we can list, or issue, any such shares on the NYSE Amex.  Based on the potential conversion price and number of shares potentially issuable pursuant thereto, we agreed to seek shareholder and NYSE Amex approval of the shares underlying  the Notes on or before November 15, 2010. If we do not obtain these approvals on or before November 15, 2010, the Notes shall once again be susceptible to default.

Pursuant to the terms of the letter agreement, once we obtain shareholder and NYSE Amex approval, the Notes shall automatically convert into that number of shares of common stock as is equal to the quotient of: (x) the sum of the outstanding principal amount of the Note, plus all interest accrued thereon divided by (y) the Conversion Price, as adjusted pursuant to the terms of the letter agreement.  At that same time, we shall also issue the Warrants on the same terms as originally contained in the related transaction documents.

As of the date of this Report, we have only received informal communications from the outstanding note holders inquiring about payment on their Notes; we have not received any formal default notices.  We anticipate the note holders signing the letter agreement, but have not received any signatures as of the date of this Report.

Item 8.01.  Other Events.

We decided to tentatively set the new annual meeting date, which was originally August 31, 2010, to November 15, 2010 and the record date for this meeting shall be October 13, 2010.  We shall file an amendment to this Current Report on Form 8-K if there are any changes.

Item 9.01.  Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits

10.1	Form of Letter Agreement

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:  /s/ Akio Ariura
Name:  Akio Ariura
Title:   Chief Financial Officer
Dated:  October 5, 2010